Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510

FOR IMMEDIATE RELEASE

Norfolk Southern increases quarterly dividend by 5 cents and increases target dividend payout ratio

NORFOLK, Va., Jan. 27, 2021 – Norfolk Southern Corporation (NYSE: NSC) today announced that its board of directors approved a 5% increase in its quarterly dividend on the company’s common stock, from 94 to 99 cents per share. The company also announced an increase to its long-term target dividend payout ratio from 33% to a range of 35-40% of net income.

“Strong operational results achieved through our precision scheduled railroading transformation have underpinned robust cash flow generation,” said James A. Squires, Norfolk Southern chairman, president and CEO. “Today’s announcements highlight our confidence in long-term value creation and commitment to superior shareholder returns.”

The dividend is payable March 10 to shareholders of record on Feb. 5. Norfolk Southern has paid a dividend on its common stock for 154 consecutive quarters since its formation in 1982.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,300 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including agriculture, forest and consumer products, chemicals, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Pete Sharbel, 470-867-4807 (peter.sharbel@nscorp.com)

http://www.norfolksouthern.com

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